Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Magellan Fund of our reports dated May 12, 2025, relating to the financial statements and financial highlights of Fidelity Magellan Fund and Fidelity Magellan K6 Fund, which appear in Fidelity Magellan Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
May 21, 2025